EXHIBIT 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Fortress International Group, Inc. (the “Company”) has recommended, and the Board has approved and adopted on April 24, 2007, this Non-Employee Directors Compensation Policy (this “Policy”).

This Policy sets forth the compensation of non-employee members of the Company’s Board (the ‘Non-Employee Directors”) and is effective as of May 1, 2007.

POLICY REGARDING COMPENSATION FOR SERVICE ON THE BOARD AND ITS COMMITTEES

As compensation for service on the Board and its committees, Non-Employee Directors shall be entitled to the following compensation:

1.
Annual Cash Retainer. On or about May 1 of each calendar year (unless the Board determines otherwise), each Non-Employee Director serving on the Board shall receive $20,000 payable in cash as a retainer for service in the next one-year period.

2.
Annual Restricted Stock Retainer. On or about May 1 of each calendar year (unless the Board determines otherwise), each Non-Employee Director serving on the Board shall receive an annual grant of 10,000 shares of restricted stock under the Company’s 2006 Omnibus Incentive Compensation Plan (the “Plan”), which vest over a two-year period with one-third of the shares vesting on the grant date, and each one-half of the balance of such shares vesting on the first and second anniversaries of the grant date, respectively.

3.
Committee Membership Annual Cash Retainers. Each Non-Employee Director serving on the audit committee (except the chairman) shall receive $10,000 per year and the chairman of the audit committee shall receive $30,000 per year. Each Non-Employee Director serving on the compensation committee (except the chairman) shall receive $5,000 per year and the chairman of the compensation committee shall receive $15,000 per year.

4.	Meeting Fees. Each Non-Employee Director shall receive a fee of $3,000 for each in-person Board meeting attended and a fee of $1,000 for each telephonic board meeting attended.
5.
New Directors. A new member who joins the Board shall receive a one-time grant of $100,000 worth of restricted stock under the Plan, based on the closing price on the grant date of the Company’s common stock on the OTC Bulletin Board, or such other recognized stock exchange on which the Company’s common stock trades. Such shares will vest over a three-year period, with one-third of such shares vesting on each of the first, second and third anniversaries of the grant date.

Adopted: April 24, 2007